Exhibit 99.1

Investor Contact:
Kiley Fleming
(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED APRIL SALES

GOODLETTSVILLE, Tenn. - May 10, 2001 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the four-week fiscal period ended May 4, 2001, equaled $373.5 million compared with $305.5 million for the four-week period ended April 28, 2000, an increase of 22.3 percent. Due to the Company's 53-week fiscal year in 2000, the Company's fiscal and calendar periods in 2001 do not coincide. For the four-week calendar period ended May 4, 2001, total sales increased 21.9 percent and same-store sales increased 9.2 percent compared with a 0.8 percent decrease in same-store sales for the four-week period ended May 5, 2000.

For the 13-week fiscal period ended May 4, 2001, Dollar General total retail sales increased 20.6 percent to $1.2 billion from $996.7 million for the 13-week period ended April 28, 2000. For the 13-week calendar period ended May 4, 2001, total sales increased 19.9 percent and same-store sales increased 6.8 percent compared with a 3.3 percent increase in same-store sales for the 13-week period ended May 5, 2000.

Sales Outlook:
For the second quarter ending August 3, 2001, total company revenues are expected to increase 20-22 percent compared with total sales for the quarter ended July 28, 2000. For the 13-week calendar period ending August 3, 2001, same-store sales are expected to increase 7-9 percent compared with sales for the 13-week period ended August 4, 2000.

For the four-week fiscal period of May ending June 1, 2001, the Company expects total sales to increase 18-20 percent compared with total sales for the four-week period ended May 26, 2000. For the four-week calendar period, same-store sales are expected to increase 7-9 percent compared with a 3.9 percent decrease in same-store sales for the four-week period ended June 2, 2000. May sales results will be released on Thursday, June 7, 2001.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

Dollar General operates more than 5,000 neighborhood stores in 25 states.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements as a result of certain risks and uncertainties, including, but not limited to, general transportation and distribution delays or interruptions, inventory risks due to shifts in market demand, changes in product mix, interruptions in suppliers' business, fuel price and interest rate fluctuations, costs and delays associated with building, opening and operating new distribution centers and stores, the results of the restatement process and the audit of any anticipated restatement of company financial statements, and the impact of any litigation and regulatory process related to such potential restatements. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

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